Exhibit 99

March 10, 2005

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Charles K. Graham, President & CEO or
Francie P. Reppy, Senior Vice President & CFO
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2004 EARNINGS

Wheeling, WV, March 10, 2005—President and Chief Executive Officer, Charles K. Graham announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. (AMEX: FWV) is the parent company of Progressive Bank, N. A, Wheeling, West Virginia.

Net income for the year ended December 31, 2004, was $2,637,325 or $1.73 per share as compared to $2,518,241 or $1.64 per share for the year ended December 31, 2003. Mr. Graham reported that the 4.7% increase in earnings during 2004 over 2003 was primarily attributed to the increased net interest income combined with the decrease in the provision for loan losses and were partially offset by the increase in noninterest expenses and the decrease in noninterest income. Net interest income increased $495,698 or 5.7% in 2004 over the same period in 2003. During 2004, the increase in net interest income was primarily due to a reduction in interest rates paid on deposits, the rise in interest earned on loans as a result of an increase in the average loan volume, and were offset by the decline in the interest earned on investment securities. The provision for loan losses decreased $135,000, from $435,000 in 2003 to $300,000 in 2004. Noninterest income decreased $62,496 or 4.6% in 2004 as compared to 2003. The decrease in noninterest income during 2004 was primarily due to the nonrecurring gains recognized in 2003 on the sale of investment securities. Other operating expenses increased $115,149 or 5.7% in 2004 as compared to 2003. Salary and employee benefits increased 6.2% primarily due to the increased health care costs combined with the hiring of additional lending personnel and normal merit adjustments contributing to the increase in other operating expenses in 2004.

The Company ended the year 2004 with total assets of $279,801,745, a decrease of 1.5% as compared to the prior year. Total loans increased $7,620,543 or 5.2% from $146,710,494 at December 31, 2003 to $154,331,037 at December 31, 2004. Total deposits were $236,171,007 at December 31, 2004 as compared to $241,947,330 at December 31, 2003, a decrease of 2.4%, primarily due to the decrease in time and savings deposits. Stockholders’ equity increased 6.4% in 2004 entirely from current earnings after quarterly dividends. A decrease of 2.4% resulted from the effect of the change in the net unrealized gain on securities available for sale.

Net income for the fourth quarter of 2004 was reported at $645,033 or $.43 per share, up 7.7% compared to $599,118 or $.39 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2004 compared to 2003 was primarily attributed to the increase in net interest income and the decrease in the provision for loan losses, offset in part by a decrease in noninterest income and an increase in operating expenses. Net interest income increased $183,152 or 8.4% over the same period in 2003. The provision for loan losses decreased $135,000 from $225,000 in the fourth quarter of 2003 to $90,000 in the fourth quarter of 2004. Noninterest income decreased $46,132 or 11.5% in the fourth quarter of 2004 as compared to 2003, and primarily results from the decrease in net gains on available for sale securities. Other operating expenses increased $185,390 or 11.6% during the fourth quarter of 2004 as compared to 2003.

Financial Highlights for the year end and fourth quarter of 2004 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31,
	2004	2003
AT YEAR END
Total Assets	$279,802	$284,111
Total Deposits	236,171	241,947
Total Loans net of unearned income	154,331	146,711
Total Investment Securities	106,561	119,245
Shareholders’ Equity	23,953	23,031
Shareholders’ Equity Per Share of Common Stock	15.67	15.07

FOR THE TWELVE MONTHS ENDED
Net income	2,637	2,518
Provision for Possible Loan Losses	300	435
Earnings Per Share of Common Stock	1.73	1.64
Dividends Per Share of Common Stock	.76	.73
Return on Average Assets	.93%	.91%
Return on Average Equity	11.42%	11.51%

FOR THE THREE MONTHS ENDED
Net income	645	599
Provision for Possible Loan Losses	90	225
Earnings Per Share of Common Stock	.43	.39
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.89%	.83%
Return on Average Equity	10.82%	10.62%
Average shares outstanding at December 31,	1,528,443	1,533,878

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”